Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend

October 20, 2020	For immediate release

For more information, contact: Kathryn M. Austin, President & CEO at (802) 334-7915

Trading Symbol: CMTV
(Traded on the OTCQX)

Derby, VT: Community Bancorp., the parent company of Community National Bank, has reported earnings for the third quarter ended September 30, 2020, of $2,880,443 or $0.54 per share compared to $2,261,943 or $0.43 per share for the third quarter of 2019. Year to date earnings for 2020 are $7,583,992 or $1.43 per share compared to $6,453,146 or $1.23 per share a year ago.

Total assets at September 30, 2020 were $868,853,092 compared to $737,955,319 at year end and $729,231,941 at September 30, 2019. The asset growth has been driven by an increase in loans in the amount of $131.3 million in the year to date comparison and $134.1 million in the year-over-year comparison. This loan growth is largely attributable to the origination of Paycheck Protection Program (“PPP”) loans. Community National Bank, the subsidiary of the Company, participated in the PPP administered by the Small Business Administration (“SBA”) as part of the Coronavirus Aid, Relief and Economic Security (“CARES”) Act. As of September 30, 2020, the PPP loan portfolio totaled $100.2 million. The balance of the loan growth of $31.0 million and $33.9 million was mostly due to an increase in commercial loans in both periods.

Net interest income increased $688,665, or 10.0% and $1.0 million, or 5.4% for the quarter to date and year to date comparative periods. While loan growth is supporting interest income, the opportunity for an increase in interest income is offset by the impact of the low rate environment on new loan originations and interest rate adjustments on adjustable rate loans, as well as the mandated 1% interest rate on the PPP loans. The processing fees from the SBA of $453,505 and $1.0 million for the quarter to date and year to date comparison periods as well as a decrease in interest expense of $458,254, or 30.4% and $860,444, or 18.7% for those same periods contributed to the increase in net interest income compared to the periods ended September 30, 2019. Although deposit balances have increased year to date by $128.0 million, or 20.8% and $136.6 million, or 22.5%, year over year, the lower interest rates and significant increases in non-interest bearing demand deposit accounts provided for the decrease in interest expense.

Current year to date provision for loan losses was $1,046,501 compared to $766,668 for the same period in 2019. Increases to the provision were partially due to loan growth early in the year as well as adjustments to the qualitative factors used to estimate the allowance for loan losses, particularly factors related to the economic impact to borrowers from the COVID pandemic.

The Company reported increases in year to date non-interest income of $706,934 or 16.3% and $343,963 or 21.5% for the third quarter over the same periods in 2019. Contributing to this increase is an increase in income from fees related to mortgage banking activity due to an increase in originations and sales in the secondary market. Loan originations that were subsequently sold in the secondary market were $12.3 million for the third quarter compared to $1.7 million for the same period in 2019 resulting in gains on sale of loans of $601,825 and 203,175 for the third quarter comparison periods. Loan originations of $31.9 million for the first nine months of 2020 compared to $7.5 million for the same period in 2019 resulting in gains on sale of loans of $1.1 million and $434,951 for the nine months comparison periods.

Non-interest expenses for the third quarter ended September 30, 2020 were $5.1 million compared to $4.9 million for the same period in 2019, an increase of 5.0%. Non-interest expenses for the first nine months of 2020 of $15.2 million compares to $15.1 million for the same period in 2019, an increase of 0.6%. The year to date comparison period was impacted by write down adjustments of two OREO properties for a total of $151,427 in the second quarter of 2019 compared to a gain of $32,230 during the third quarter of 2020. Travel expenses, marketing expenses, and consulting expenses are also lower in 2020, as a direct result of the current pandemic situation. It is uncertain if these expenses will be shifted into the fourth quarter or into 2021.

President and CEO Kathryn Austin commented on the second quarter results.

“The third quarter saw a return to a more normal cadence of the business of banking. We continued to serve our customers and communities with PPP and other loans to businesses, as well as through the strong demand for real estate mortgages in this low rate environment. Our participation in the PPP program introduced us to many new customers, and we look forward to strengthening these relationships.

During this time, we continued our ongoing support of our communities by sponsoring events, contributing to food pantries and purchasing weekly meals for essential workers, including our own essential employees. Working together, we demonstrated the value of bankers as neighbors, trusted advisors and fellow humans. I couldn’t be more proud of the amazing work our team has done for our customers, shareholders and communities.

We are pleased with the third quarter results. It is difficult to predict the long term effects of the pandemic on the economy, our borrowers, and the Company’s financial results. We will continue to support our customers and communities in the days ahead.”

As previously announced, the Company has declared a quarterly cash dividend of $0.19 per share payable November 1, 2020 to shareholders of record as of October 15, 2020.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Vermont in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville, Enosburg Falls, Burlington and Lebanon, NH.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs. Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.